Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated June 1, 2009 to
Pricing Supplements No. 32, 33, 34 and 35, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 31, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	66.598%	$3,329,900	May 27, 2009
$25,000,000	66.598%	$16,649,500	May 27, 2009
$5,000,000	67.672%	$3,383,600	May 29, 2009
$5,000,000	68.263%	$3,413,150	June 2, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 31, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	77.796%	$3,889,800	May 27, 2009
$5,000,000	77.796%	$3,889,800	May 27, 2009
$5,000,000	79.043%	$3,952,150	June 2, 2009
$5,000,000	79.043%	$3,952,150	June 2, 2009

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 31, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	54.181%	$2,709,050	May 27, 2009
$5,000,000	55.231%	$2,761,550	May 29, 2009

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 31, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	68.034%	$3,401,700	May 27, 2009
$5,000,000	69.549%	$3,477,450	May 29, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$80,000,000	68.512%	$54,809,800	$3,058.39	(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $32,958.99 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $29,900.60 remains available for future offerings for such pricing supplements described above.